Offer by

THE DENALI FUND INC.

to Purchase for Cash

Up to 400 of Its

Outstanding APS Shares (as defined below)

May 18, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 18, 2010 and a related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), to purchase for cash up to 400 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share, upon the terms and subject to the conditions set forth in the Offer. The price to be paid for the Fund's APS Shares is an amount per share, net to the seller in cash, equal to $18,750 or 75% of the liquidation preference of $25,000 per share plus any unpaid dividends accrued through June 16, 2010 (the "Expiration Date").

We are the registered holder of record of APS Shares held for your account. A tender of such APS Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender APS Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the APS Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.
The purchase price to be paid for the Fund's APS Shares is an amount per share net to the seller in cash, equal to $18,750 or 75% of the liquidation preference of $25,000 per share, plus any unpaid dividends accrued through the Expiration Date.

2.	The Fund's Offer and withdrawal rights expire at 5:00 P.M., Eastern Time, on June 16, 2010, unless the Offer is extended.

3.
Upon the terms and subject to the conditions of the Fund's Offer, the Fund will purchase all APS Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, up to 400 of the currently outstanding APS Shares. Currently there are 1,628 APS Shares outstanding and the Fund will purchase up to 400 APS Shares validly tendered (and not withdrawn).

4.	Any stock or share transfer taxes applicable to the sale of APS Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

5.
No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender APS Shares pursuant to your instructions may charge you a fee for doing so.

6.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your APS Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your APS Shares of the Fund, all such APS Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of APS Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund, its investment advisers, nor the Board of Directors ("Board") is making any recommendation to any holder of APS Shares whether to tender or refrain from tendering APS Shares in the Offer. Each holder of APS Shares is urged to read and evaluate the Offer and accompanying materials carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund, its investment advisers, or the Board.

Payment for APS Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Colbent Corporation (the "Depositary") of (a) timely confirmation of the book-entry transfer of such APS Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of APS Shares at the same time depending upon when confirmations of book-entry transfer of such APS Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by

THE DENALI FUND INC.

to Purchase for Cash

Up to 400 of Its

Outstanding APS Shares (as defined below)

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated May 18, 2010, and a related Letter of Transmittal, in connection with the offer by The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), to purchase for cash up to 400 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share.

This will instruct you to tender the number of the APS Shares as indicated below (or if no number is indicated below, all the APS Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of APS Shares to be Tendered:    _________ APS Shares*

SIGN HERE

____________________________________     ____________________________________

Signature(s)

Dated ________________, 2010

Please type or print name(s)

____________________________________     ____________________________________

Please type or print address

____________________________________

____________________________________

____________________________________

Area Code and Telephone Number

____________________________________

Taxpayer Identification or Social Security Number

____________________________________

Please Return this Form to the Brokerage

Firm Maintaining Your Account

The method of delivery of this form is at the option and risk of the tendering holder of APS Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

______________________

* Unless otherwise indicated, it will be assumed that all APS Shares held by us for your account are to be tendered.